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                                                                     EXHIBIT 2.7

                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION


FIRST: That at a meeting of the Board of Directors of ADVANCED PLANT PHARMACEUTICALS, INC., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment as follows:

                  "RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4th" so that, as amended, said Article shall be and read as follows:

                  "Increase the authorized common shares from 50,000,000 to 120,000,000, par value $.0007 per share, and keep the same 5,000,000 Preferred Shares, par value $.0007.

SECOND: That thereafter, pursuant to resolution of the Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, said ADVANCED PLANT PHARMACEUTICALS, INC. has caused this certificate to be signed by DAVID LIEBERMAN, an authorized officer this 1st day of December, A.D. 1998.

                                        By:      /s/ David Lieberman
                                                 ------------------------------
                                                 Name:   David Lieberman